UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 3

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   August 22, 2016 (December 17, 2015)

Commission File Number:   00053238

Cemtrex Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

30-0399914
(IRS Employer Identification No.)

19 Engineers Lane, Farmingdale, New York 11735
(Address of principal executive offices)

631-756-9116
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Current Report on Form 8-K/A amends the Current Report on Form 8-K of Cemtrex, Inc. (the “Company”) filed with the Securities and Exchange Commission on December 17, 2015 (the “Original Report”) related to the completion of the Company’s acquisition of Advanced Industrial Services Inc. (AIS). The Company is correcting the heading under which the original filing (Item 8.01 Other Events) to the correct heading of Item 2.01 Completion of Acquisition or Disposal of Assets. No other information is being changed at this time.

Item 2.01 Completion of Acquisition or Disposal of Assets

Cemtrex, Inc. has completed the acquisition of leading industrial services company, Advanced Industrial Services Inc. (AIS) and its affiliated subsidiary company based in York, Pennsylvania. Cemtrex has acquired all the shares of privately held AIS and it will continue to operate as a wholly owned subsidiary of Cemtrex.

Cemtrex's Chairman and CEO, Saagar Govil, commented, "The completion of this acquisition represents another critical milestone for Cemtrex as we continue to grow our business and maintain a position of leadership in our industries. Acquiring AIS fulfills three primary objectives, among others, for the Company: 1) The combined entity will be able to compete collaboratively for larger opportunities by providing contracting and installation services as part of our existing equipment sale contracts; 2) The acquisition also allows the two companies to leverage each other's customer portfolio for cross-pollination of equipment sales and services; 3) It fulfills the Company's on-going efforts to grow its domestic business and diversify its revenue streams so as not to be solely dependent on a few industries for long term growth. We are excited to bring a company with such a stellar reputation like AIS into the Cemtrex organization and are looking forward to working with this talented and hardworking team."

The total consideration given by Cemtrex to the shareholders of AIS was approximately $7,500,000 with $5,000,000 in cash, $1,500,000 in a seller's note, and $1,000,000 in the form of 315,458 shares of Cemtrex restricted Common Stock. The Company worked with a local bank to finance the cash consideration and working capital part of the transaction. AIS averaged approximately $23 million in annual revenue and $2.4 million in annual normalized EBITDA over the two calendar years 2013 and 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cemtrex Inc.

Date:   August 22, 2016

By:	/s/ Saagar Govil

Name: Saagar Govil
Title: CEO